Exhibit 10.2

RBC Capital Markets, LLC 3 World Financial Center 200 Vesey Street New York, NY 10281 Telephone: (212) 858-7000

DATE:	June 14, 2013

TO:	Janus Capital Group Inc.
ATTENTION:	David Grawemeyer
TELEPHONE:	(303) 336-5053

FROM:	RBC Capital Markets, LLC
as agent for
Royal Bank of Canada
TELEPHONE:	(212) 858-7000
FACSIMILE:	(212) 428-3053

SUBJECT:	Convertible Bond Hedge Transaction

REFERENCE NUMBER(S):	JNS-A1-C1

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Royal Bank of Canada (“Dealer”) and Janus Capital Group Inc. (“Counterparty”).  The additional terms of the Transaction are as set forth in the Trade Notification in the form of Schedule A hereto (the “Trade Notification”), which shall reference this Confirmation and supplement, form a part of, and be subject to this Confirmation.  This communication, as supplemented by the Trade Notification, constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

Disclosure of Agency Relationship

Dealer has appointed, as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets, LLC (“RBCCM”), for purposes of conducting, on Dealer’s behalf, a business in privately negotiated transactions in options and other derivatives.  You hereby are advised that Dealer, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products.

1.                                      This Confirmation and the Trade Notification are subject to, and incorporate, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Senior Debt Indenture (the “Base Indenture”) dated as of November 6, 2001 between Counterparty and The Bank of New York Mellon Trust Company, N.A. as trustee, as supplemented and amended by the Third Supplemental Indenture (the “Supplemental Indenture”) to be dated as of or about June 19, 2013, between such parties (the Senior Debt Indenture, as so supplemented and amended, subject to the following paragraph, the “Indenture”) relating to the USD 116,602,000 principal amount of 0.75% Convertible Senior Notes due 2018 (the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.

For the avoidance of doubt, references herein to sections of the Base Indenture or Supplemental Indenture are based on the drafts of the Base Indenture or Supplemental Indenture, as the case may be, most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of such agreement are changed, added or renumbered following execution of this Confirmation but prior to the execution of such agreement, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of such agreement so reviewed. Subject to the two preceding sentences, the parties acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of execution of the Supplemental Indenture, without giving effect to any amendment or supplement to the Indenture, other than (subject to the provision under “Method of Adjustment” below relating to Counterparty Determinations) pursuant to any Merger Supplemental Indenture (as defined below). Terms in quotation marks that are not otherwise defined in this Confirmation shall have the meanings set forth in the Indenture, unless the context otherwise requires.

This Confirmation, as supplemented by the Trade Notification, evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation, as supplemented by the Trade Notification, relates.  This Confirmation and the Trade Notification shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer and to Counterparty with (x) the phrase “, or becoming capable at such time of being declared,” deleted from Section 5(a)(vi)(1) of the Agreement and (y) the “Threshold Amount” with respect to Dealer being three percent (3%) of shareholders’ equity of Royal Bank of Canada as of the Trade Date and with respect to Counterparty,  USD 50.0 million).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement and the Convertible Securities shall be a Specified Indebtedness with respect to the Counterparty.

All provisions contained in, or incorporated by reference in, the Agreement will govern this Confirmation and the Trade Notification except as expressly modified herein.  In the event of any inconsistency between this Confirmation, the Trade Notification and either the Definitions or the Agreement, the following will prevail for purposes of the Transaction in order of precedence indicated: (i) the Trade Notification, (ii) this Confirmation, (iii) the Definitions, (iv) the Agreement (without regard to the Trade Notification and the Confirmation).  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Trade Notification, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Trade Notification, the Agreement or the Equity Definitions.

2.                                      The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 14, 2013

Effective Date:	The closing date for the issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “JNS”)

Number of Options:	116,602. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised hereunder.

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate

Conversion Rate:

As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 4.04(f) or 4.04(g) of the Supplemental Indenture.

Hedge Period Reference Price:

As specified in the Trade Notification, to be the average of the VWAP Prices for the Exchange Business Days during the period beginning on the Trade Date and ending on the day on which Dealer has informed Counterparty that Dealer has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction (the “Hedge Period”).

VWAP Price:

For any Exchange Business Day during the Hedge Period, the Rule 10b-18 dollar volume weighted average price per Share for such Exchange Business Day based on transactions executed during such Exchange Business Day, as reported on Bloomberg Page “JNS <Equity> AQR” (or any successor thereto) or, if such price is not so reported or is manifestly incorrect, as determined by the Calculation Agent using a volume weighted method.

Premium:

As specified in the Trade Notification, to be determined by reference to the table set forth in Schedule B and based on the Hedge Period Reference Price. If the exact Hedge Period Reference Price does not appear in such table, the Premium shall be determined by linear interpolation or extrapolation using the two closest Hedge Period Reference Prices appearing in such table.

Premium Payment Date:	As specified in the Trade Notification, to be the third Currency Business Day following the last day of the Hedge Period.

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Procedure for Exercise:

Exercise Dates:	Each Conversion Date

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the period from and excluding the Trade Date to and including the Expiration Date.

Relevant Convertible Securities:	For any Conversion Date, Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture.

Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the lesser of (i) the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount and (ii) the Number of Options on such date shall be exercised upon and only upon Counterparty providing a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below, without further action by Counterparty.

Expiration Date:	The “Business Day” immediately preceding the “Stated Maturity”.

Scheduled Trading Day:	“Scheduled Trading Day” as defined in the Indenture.

Automatic Exercise:	As provided under “Exercise on Conversion Dates”.

Exercise Notice Deadline:

In respect of any exercise of Options hereunder on any Conversion Date (x) prior to the Free Convertibility Period, the second Trading Date immediately following such Conversion Date or (y) during the Free Convertibility Period, the “Business Day” immediately preceding the “Maturity Date”; provided that notwithstanding the foregoing, in the case of an exercise of Options hereunder in respect of a conversion of Relevant Convertible Securities prior to the Free Convertibility Period, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 5:00 PM New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Exercise:

Notwithstanding anything to the contrary herein or in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing in accordance with the provisions of “Exercise Notice Deadline” above in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” and (iv) the first “Scheduled Trading Day” of the “Cash Settlement Averaging Period”, and such notice shall also include the representations and acknowledgments required pursuant to Settlement Method Election Conditions below, if applicable; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Free Convertibility Period (as defined below), the contents of such notice shall be solely as set forth in clause (i) above.

Notice of Convertible Security Settlement Method:

Counterparty shall notify Dealer in writing before 5:00 P.M. (New York City time) on April 15, 2018 of the irrevocable election by the Counterparty, in accordance with Section 4.03(a)(iii) of the Supplemental Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” applicable to Relevant Convertible Securities with a Conversion Date occurring on or after April 15, 2018 and ending on and including the “Business Day” immediately preceding the “Maturity Date” (the “Free Convertibility Period”). If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of “Combination Settlement” with a “Specified Dollar Amount” of USD1,000 for all conversions occurring during the Free Convertibility Period.

Settlement Terms:

Settlement Date:

The date one Settlement Cycle following the final day of the relevant “Cash Settlement Averaging Period”; provided that the Settlement Date will not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 PM, New York City time.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of the aggregate number of Options exercised in respect of any Exercise Date occurring in relation to the relevant Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, (a) a number of Shares equal to the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 4.03(a) of the Supplemental Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 4.03(e) of the Supplemental Indenture and shall be rounded down to the nearest whole number) and (b) an amount of cash in USD equal to the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 4.03(a) of the Supplemental Indenture and cash in lieu of fractional Shares, if any, resulting from such rounding, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Sections 4.04(f), 4.04(g) or 4.06 of the Supplemental Indenture (the “Excluded Adjustment Provisions”) (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate set forth in Section 4.06 of the Supplemental Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the “Daily VWAP” on the last day of the relevant “Cash Settlement Averaging Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction) was the sole Affected Transaction and Counterparty was the sole Affected Party, determined without regard to Section 8(a) of this Confirmation (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date, (y) such amount payable will be determined as if Section 4.06 of the Supplemental Indenture were deleted and (z) the value of any Shares shall be the “Daily VWAP” on the last day of the relevant “Cash Settlement Averaging Period” and consequences of the announcement and occurrence of the event giving rise to the Make-Whole Fundamental Change shall be ignored for all other purposes), and if the Delivery Obligation is so capped, such capped Delivery Obligation shall comprise, first, Shares up to the amount of Shares deliverable under the uncapped Delivery Obligation and then, with respect to any remaining value, cash. Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the consideration delivered to holders of such Relevant Convertible Securities in respect of the conversion thereof (with such consideration determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such consideration determined by the Calculation Agent using the opening price of the Shares on the Exchange on the Settlement Date) minus USD1,000 per Relevant Convertible Security.

Convertible Security Settlement Method:

For any Relevant Convertible Securities, if Counterparty has (i) notified Dealer in the related Notice of Exercise or in the Notice of Convertible Security Settlement Method, as the case may be, that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares (a “Combination Election”) in accordance with Section 4.03(a)(iii) of the Supplemental Indenture with a “Specified Dollar Amount” of at least USD1,000 and (ii) provided in the related Notice of Exercise or in the Notice of Convertible Security Settlement Method, as the case may be, the representations and the acknowledgment contained in Settlement Method Election Conditions below, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty had made a Combination Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Cash Settlement Averaging Period” pursuant to Section 1.02 of the Indenture consisted of 40 “Trading Days” commencing on (x) the third “Scheduled Trading Day” after the Conversion Date for conversions occurring prior to the Free Convertibility Period or (y) the 42nd “Scheduled Trading Day” prior to the “Maturity Date” for conversions occurring during the Free Convertibility Period (and such extended “Cash Settlement Averaging Period” shall be deemed to be the relevant “Cash Settlement Averaging Period” for all purposes hereunder).

Settlement Method Election Conditions:

(i) A representation that, on the date of such Notice of Exercise or Notice of Convertible Security Settlement Method, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares.

(ii) A representation that Counterparty is electing the settlement method for the Relevant Convertible Securities and such Convertible Security Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iii) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iv) a representation that Counterparty is not electing the settlement method for the Relevant Convertible Securities and such Convertible Security Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares); and

(v) an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the Relevant Convertible Securities and such Convertible Security Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the relevant “Cash Settlement Averaging Period” Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Free Convertibility Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or amount of cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity

Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 4.04, 4.05 and 4.12 of the Indenture (an “Adjustment Event”) that results in an adjustment under the Indenture (other than pursuant to the Excluded Adjustment Provisions), the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Notwithstanding anything to the contrary herein, if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, any adjustment under Section 4.05 of the Supplemental Indenture, any adjustment to the terms of a Merger Supplemental Indenture or any the volume weighted average price of Shares) (any such determination, calculation or adjustment, an “Indenture Determination”) other than a determination of the fair market value of distributed property or the value of a “unit of Reference Property” (any such determination, a “Value Determination”, and together with Indenture Determination, each a “Counterparty Determination”), if the Calculation Agent determines in good faith and commercially reasonable manner that (a) any such Indenture Determination was made subject to manifest error or (b) any Value Determination is materially incorrect, the Calculation Agent shall make the relevant determination, calculation or adjustment for purposes of the Transaction and, for the avoidance of doubt, shall determine any Delivery Obligation and Settlement Date thereafter as if the Calculation Agent’s determination, calculation or adjustment was applicable under the Indenture.

For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the third sentence of Section 4.04(c) of the Supplemental Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the fourth sentence of Section 4.04(d) of the Supplemental Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.07 of the Indenture.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event. In addition, Counterparty shall deliver a copy of the supplemental indenture effecting such adjustments (a “Merger Supplemental Indenture”) as required under the Indenture as promptly as practicable following execution thereof.

Consequences of Merger Events:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction, subject to the provision under “Method of Adjustment” above relating to Counterparty Determinations; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to the Excluded Adjustment Provisions; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of the level of trading characteristics related to the consideration received pursuant to such Merger Event, that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole discretion.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity

Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption, effectiveness or promulgation of regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; and “(iii) by replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; provided further that Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation” and for purposes of Section 5(b)(i) of the Agreement, “any applicable law”, shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, the “Wall Street Act”), and the consequences specified in Section 12.9(b)(i) of the Equity Definitions shall apply to any Change in Law or Illegality, as the case may be, arising from any such act, rule or regulation. The foregoing constitutes a specific reservation for purposes of the Wall Street Act.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)                                  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3. Calculation Agent:

Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

4. Account Details:

Dealer Payment Instructions:

Royal Bank of Canada

ABA: 021000021

JP Morgan Chase NY (CHASUS33)

A/C Royal Bank of Canada, NY Branch (ROYCUS3X)

A/C#: 920-1-033363

FFC A/C Name: RBC US Transit

Beneficiary A/C: 012692041499

5. Offices:	The Office of Dealer for the Transaction is: New York

Royal Bank of Canada
c/o RBC Capital Markets, LLC
3 World Financial Center
200 Vesey Street
New York, NY 10281

The Office of Counterparty for the Transaction is: Not Applicable

6. Notices:	For purposes of this Confirmation:

Address for notices of communications to Counterparty:

	To:	David Grawemeyer
151 Detroit Street
Denver, CO 80206
David.grawemeyer@janus.com
303-336-5053

with a copy to:

John Groneman
151 Detroit Street
Denver, CO 80206
John.groneman@janus.com
303-336-7466

Any notice or other communication required or permitted to be given to Dealer (for matters other than operational matters) with respect to this Confirmation shall be delivered in person or given by facsimile transmission to Dealer at the following address:

	To:	Royal Bank of Canada
c/o RBC Capital Markets, LLC
3 World Financial Center
200 Vesey Street
New York, NY 10281

		Attn:	Structured Derivatives Documentation
		Telephone:	(212) 858-7000
		Facsimile:	(212) 428-3053
		Email:	SEDDOC@rbccm.com

Any notice or other communication concerning operational matters should be sent by facsimile to RBC Capital Markets, LLC at the above address; Attention: Back Office; Phone: (212) 858-7000; Facsimile: (212) 858-7033; Email: geda@rbccm.com

7.                                      Representations, Warranties and Agreements:

(a)                                 In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)                                     On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange

Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                                  Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(iii)                               Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv)                              Counterparty is not entering into this Confirmation, and will not make any election hereunder, to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v)                                 Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)                              On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase 10,734,357 Shares in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)                           The representations and warranties of Counterparty set forth in Article III of an Exchange Agreement dated as of June 14, 2013, between the Counterparty and a holder of the Counterparty’s 3.25% Convertible Senior Notes due 2014 (the “Exchange Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(viii)                        Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(ix)                              (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(x)                                 Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(b)                                 Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended.

(c)                                  Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2)

thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)                                 Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code.  The parties hereto further agree and acknowledge that it is the intent of the parties (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555 and 560 of the Bankruptcy Code.

(e)                                  It is the intent of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

(f)                                   Counterparty shall deliver to Dealer an opinion of counsel reasonably acceptable to Dealer, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as Dealer may reasonably request.

8.                                      Miscellaneous:

(a)                                 Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default, a Termination Event or an Extraordinary Event, in each case, which resulted from an event or events within Counterparty’s control.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(b)                                 Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default of the type described in Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount pursuant to Section 6 of the Agreement, or (ii) Counterparty owes to Dealer an amount pursuant to Article 12 of the Equity Definitions (including, for the avoidance of doubt, any amount payable in connection with an Extraordinary Event), such amount shall be deemed to be zero.

(c)                                  Additional Termination Events.  The occurrence of an Amendment Event that results in a material adverse change to the value of this Transaction to Dealer shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  For the avoidance of doubt, the relevant Early Termination Amount in respect of an Amendment Event shall be calculated without giving effect to the related amendment, modification, supplement or waiver.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty (if any), any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of Dealer; provided that entry into a Merger Supplemental Indenture shall not constitute an Amendment Event.

If the Amendment Event does not result in an Additional Termination Event, (x) the Calculation Agent shall determine the relevant Delivery Obligation and Settlement Date for any Option exercised thereafter in accordance with this Confirmation by referring to the relevant provisions of the Indenture without giving effect to such amendment or supplement and (y) such supplement or amendment shall be disregarded for all other purposes hereunder, unless the parties agree otherwise in writing.

(d)                                 Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Number of Options, Conversion Rate and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.07 per Share per quarter. Upon any adjustment to the Initial Dividend Threshold (as defined in the Indenture) for the Convertible Notes pursuant to Section 4.04(d) or Section 4.07 of the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(e)                                  Disposition of Hedge Shares.Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be freely sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(e) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” on such Exchange Business Days, and in the amounts, requested by Dealer.

(f)                                   Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice will be greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof (calculated as if this Transaction had been entered into as of such date)).  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(f), then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(g)                                  Covenant to Notify of Potential Adjustment Event, Merger Event or any other Extraordinary Event.  Counterparty covenants to provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer.

(h)                                 Rule 10b-18.

(i)                                     Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Securities was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction.

(ii)                                  On any day during any “Cash Settlement Averaging Period”, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iii)                               Counterparty agrees that it (A) will not, on any day during any “Cash Settlement Averaging Period,” make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(iv)                              During the Hedge Period, Dealer agrees to use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1),(b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if such rule was applicable to such purchases.

(i)                                     Regulation M.  (x) Counterparty (A) was not on the date on which the offering of the Convertible Securities was first announced, has not since such date to the date hereof, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the distribution of the Convertible Securities and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) on any day during any “Cash Settlement Averaging Period,” the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day in such “Cash Settlement Averaging Period.”

(j)                                    Transfer or Assignment.  Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) the transferee being a United States person (as defined in the Internal Revenue Code of 1986, as amended), (iv) that, in Dealer’s reasonable determination, Dealer will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Dealer would have been required to pay to Counterparty in the absence of such transfer, (v) that, in Dealer’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and (vi) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above.  In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement (1) in whole or in part to any affiliate of Dealer of credit quality at least equivalent to that of Dealer as of the Trade Date, (2) in whole or in part to any other affiliate of Dealer with respect to which Counterparty shall have received a full guaranty of such affiliate’s obligations from Dealer in form and substance reasonably satisfactory to Counterparty or (3) if at the time of such transfer or assignment an Excess Ownership Position exists, in part to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (I) the credit rating of Dealer at the time of the transfer and (II) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent or better rating by a substitute rating agency mutually agreed by Counterparty and Dealer, in the case of this clause (3), to the minimum extent required such that an Excess Ownership Position no longer exists after giving effect to such partial transfer or assignment, in each case of the immediately preceding clauses (1), (2) and (3), only if an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment.  At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of an Additional Termination Event under a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (iii) the Terminated Portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13.0% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer

Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, as reasonably determined by Dealer, in each case minus (y) 1% of the number of Shares outstanding on the date of determination.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(k)                                 Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)                                     in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Cash Settlement Averaging Period” or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)                                  the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(l)                                     Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation) if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market.

(m)                             No Netting and Set-off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(n)                                 Status of Claims in Bankruptcy.Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders or Counterparty in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy.

(o)                                 No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, the Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(p)                                 Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)                                 Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through RBCCM.  In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through RBCCM.

(r)                                    Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP”; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP”, each in a manner that may be adverse to Counterparty.

(s)                                   Early Unwind. In the event the exchange by Counterparty of the Existing Notes for the New Notes (each as defined in each Exchange Agreement) is not consummated with each Holder (as defined in the Exchange Agreement) pursuant to the Exchange Agreement for any reason by the close of business in New York on June 19, 2013 (or such later date as agreed upon by the parties) (June 19, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (x) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (y) Counterparty shall assume, or reimburse the cost of, derivatives and other hedging activities entered into by Dealer or one or more of its affiliates in connection with hedging the Transaction and the unwind of such hedging activities, and purchase any Shares purchased by Dealer or one or more of its affiliates in connection with hedging the Transaction at the cost at which Dealer or such affiliates purchased such Shares. Following such termination, cancellation and payment, subject to the preceding sentence, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(t)                                    Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(u)                                 Waiver of Jury Trial. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(v)                                 Governing law; Jurisdiction.                                   THIS CONFIRMATION AND THE TRADE NOTIFICATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION AND THE TRADE NOTIFICATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (212) 428-3053.  Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

ROYAL BANK OF CANADA
by its agent
RBC Capital Markets, LLC

By:	/s/ Alex Rabaev
Name:	Alex Rabaev
Title:	Associate Director

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

JANUS CAPITAL GROUP INC.

By:	/s/ Bruce Koepfgen
Name:	Bruce Koepfgen
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE A

SCHEDULE B